                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NUCLEAR METALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2) of
Schedule 14A.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
       -------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:
       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       -------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:
       -------------------------------------------------------------------------

    5)  Total fee paid:
       -------------------------------------------------------------------------

/ /  Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid: ________________________________________________

    2)  Form Schedule or Registration Statement No.: ___________________________

    3)  Filing Party: __________________________________________________________

    4)  Date Filed: ____________________________________________________________

                              NUCLEAR METALS, INC.


Dear Stockholder:



    As discussed in our remarks at NMI's Annual Meeting of Stockholders on March 26, 1997, the Board of Directors and Management believe that, at this time, it is in our stockholders' long-term best interests to change the Company's name and to create several new subsidiaries as described in the enclosed proxy materials.



    In 1955, when Massachusetts Institute of Technology spun out Nuclear Metals, Inc., the name was a good fit with the business. We are today a much more diversified metallurgical technology company with very little of our future business expected to be derived from the nuclear industry. The Company will in the future continue to provide advanced metallurgical solutions to the aerospace, defense, medical, electronics and premium sporting goods markets on a global basis. As we grow these businesses, in some cases, we expect, with strategic partners, changing the name of the Company to STARMET CORPORATION is expected to enhance market identification for our products and should, over the long term, improve stockholder value.



    Your company has developed several new metallurgical materials and process inventions, such as those involved in our Beralcast-Registered Trademark-, Ducrete-Registered Trademark-, and advanced PREP-Registered Trademark- Powders technologies, which we believe have significant growth potential. In order to bring these technologies to market as rapidly as possible, we will continue searching for partners who can provide capital equipment, production manufacturing skills and established market channels. No single partner fits all of our growth technologies. In addition, the complexity of the business and the exposure of each activity to the risk of the others has made it difficult to finance growth or implement strategic partnerships within our current organizational structure. The proposed new organizational structure involves the creation of several new subsidiaries, each focused on specific technologies or markets. We believe the proposed structure will increase our flexibility to bring on a major partner and/or raise capital to grow our different products, markets and technologies. We expect that strategic partnering and fundraising may occur at both the parent or subsidiary levels, and that our subsidiaries may eventually even be spun out or otherwise develop an independent strategy. While the work to successfully implement our business goals remains to be done, we are confident the proposed reorganization will, over the long term, improve stockholder value.



    The enclosed proxy provides additional information on these two proposals and requests your approval at a Special Meeting to be held on September 29, 1997. If approved by the stockholders, the new company name and restructuring are expected to become effective on October 1, 1997.


            George J. Matthews                           Robert E. Quinn
                 Chairman                                   President

                              NUCLEAR METALS, INC.

                  NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

                         SEPTEMBER 29, 1997, 10:00 A.M.

    You are hereby notified that a Special Meeting of the Stockholders of Nuclear Metals, Inc. (the "Company") will be held on September 29, 1997 at 10:00 a.m. at the offices of the Company at 2229 Main Street, Concord, Massachusetts, to consider and act upon the following matters:


    1. To amend the Articles of Organization of the Company to change in the Company's name to "Starmet Corporation."



    2. To approve a plan to reorganize the Company pursuant to a Plan of Reorganization, dated June 24, 1997 (the "Reorganization"), a copy of which is attached as Annex A to the accompanying Proxy Statement.


    3.  To transact such other business as may properly come before the meeting.

    Even if you plan to attend the meeting, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

                                Boston EquiServe
                                 P. O. Box 8200
                             Boston, MA 02266-5523
                          Attention: Jennifer Donahue


    If the Reorganization is effected and the Company sells or transfers all or substantially all of its assets, any holder ("Dissenting Stockholder") of the Company's stock who (i) has not voted his or her shares in favor of the Reorganization and (ii) files with the Company, before the taking of the vote on the Reorganization at the Special Meeting, written objection to the Reorganization stating that such holder intends to demand payment for such shares ("Dissenting Shares") pursuant to Section 76 of the Massachusetts General Laws, Chapter 156B (Chapter 156B is hereafter referred to as the "MBCL"), if the Reorganization is effected, shall not be entitled to remain a stockholder of the Company, and has or may have the right to demand in writing from the Company within 20 days after the date of mailing to such stockholder of notice in writing that the Reorganization has become effective, payment for such stockholder's shares and an appraisal of the value thereof. The Company and such stockholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 76 and 86 to 98, inclusive, of the MBCL, a copy of which is attached as Annex B to the accompanying Proxy Statement.



    Only stockholders of record on the books of the Company at the close of business on August 15, 1997 will be entitled to receive notice of and vote at this meeting.


                                          By order of the Board of Directors,

                                          THOMAS A. WOOTERS, Clerk


August 26, 1997


                                   IMPORTANT

    IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE OF SENDING FOLLOW-UP LETTERS, PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.

                              NUCLEAR METALS, INC.

                                2229 MAIN STREET

                               CONCORD, MA 01742

                                PROXY STATEMENT

                       SOLICITATION AND VOTING OF PROXIES


    This proxy statement and the accompanying proxy card are being mailed to common stockholders commencing on or about August 26, 1997. The accompanying proxy is solicited by the Board of Directors of Nuclear Metals, Inc. (hereinafter called the "Company") for use at the Special Meeting of Stockholders to be held on September 29, 1997, and any adjournment or adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation. The Company may reimburse brokers, banks and others holding shares of the Company in their names for others for the cost of forwarding proxy material and obtaining proxies from their principals. The Company has retained Georgeson & Company Inc. Wall Street Plaza, New York, New York 10005, to assist in the solicitation of proxies at an estimated cost of $7,500, plus reasonable out-of-pocket expenses.


    When a proxy is returned properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted "FOR" proposals 1 and 2 and in the discretion of the proxies as to any other matters that may properly come before the meeting. Sending in a proxy will not affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Clerk at any time prior to its use or by voting in person at the meeting. A proxy may also be revoked by a later dated proxy. A stockholder's attendance at the meeting will not by itself revoke a proxy.

                       RECORD DATE AND VOTING SECURITIES


    The Board of Directors (hereinafter called the "Board") has fixed August 15, 1997 as the record date for the meeting. The only outstanding class of voting securities of the Company is its common stock (the "Common Stock"). Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 4,785,344 shares of Common Stock, $.10 par value, of the Company issued and outstanding, of which 3,035,299 shares are entitled to one vote per share. The remaining 1,750,045 outstanding shares of Common Stock are subject to the Massachusetts Control Share Acquisition Act and, as a result, have no voting rights and would obtain voting rights only upon authorization from a majority of stockholders other than the holders of such shares, officers of the Company and those directors of the Company who are also employees. See "Principal and Management Stockholders" elsewhere herein.


    The Company's present By-laws provide that a quorum shall consist of the representation in person or by proxy at a meeting of stockholders entitled to vote 51% of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes on proposals to be brought before the Special Meeting is discussed below.


    The approval of a majority of the outstanding shares entitled to vote is required to approve proposal 1 concerning the change of the Company's name. The approval of two-thirds of the outstanding shares entitled to vote is required to approve proposal 2 concerning the Reorganization of the Company (although stockholder approval may not be required if the Company effects only part of the Reorganization, as discussed below in "Reorganization of Company"). The approval of a majority of the votes properly cast at the Special Meeting is required to approve any other business which may properly be brought before the Special Meeting or any adjournment thereof.


    Abstentions may be specified on all proposals and will be counted as present for purposes of the proposal on which the abstention is noted. Because (i) the proposal to change the name of the Company requires the approval of a majority of the outstanding shares entitled to vote at the Special Meeting, either in person or by proxy, and (ii) the proposal to approve of the Reorganization requires the approval of two-thirds of the outstanding shares entitled to vote at the Special Meeting, either in person or by proxy, abstentions and broker non-votes will have the effect of a negative vote.


    The Board and management of the Company deem the proposals described herein to be in the best interest of the Company and its stockholders. The Board recommends that the stockholders approve all of the proposals described herein. Management intend to vote their shares of Common Stock in favor of each proposal. See "Principal and Management Stockholders" as discussed below. For these purposes, management includes George J. Matthews, Wilson B. Tuffin, Robert
E. Quinn, James M. Spiezio, William T. Nachtrab, Kenneth A. Smith and Frank H. Brenton.


    Representatives of Arthur Andersen LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS


    The following table sets forth certain information as of July 31, 1997, with respect to the Common Stock of the Company owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by the executive officers named in the Summary Compensation Table, elsewhere herein, and by all directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of July 31, 1997. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

                                                                                                    NO. COMMON
                                                                                                    SHARES AND       PERCENT
                                                                                                    NATURE OF          OF
                                                                                                    BENEFICIAL       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                                                OWNERSHIP       STOCK (1)
----------------------------------------------------------------------------------------------  ------------------  ---------
Charles Alpert                                                                                     2,449,280(1)(2)     51.18%
Joseph Alpert
WIAF Investors Co.
466 Arbuckle Avenue
Lawrence, NY 11516

and

Melvin B. Chrein, M.D.
Meryl J. Chrein
Marshall J. Chrein
Michael Chrein
21 Copper Beech Lane
Lawrence, NY 11559

George J. Matthews                                                                                      400,653(3)      8.37%
Chairman of the Board of Directors,
  Director & Consultant
c/o Matthews Associates Limited
100 Corporate Place
Peabody, MA 01960

Wilson B. Tuffin                                                                                        400,416(4)      8.37%
Vice Chairman and Director
23 Arlington Street
Acton, MA 01720

Dimensional Fund Advisors, Inc.                                                                         352,000(5)      7.36%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

James M. Spiezio                                                                                         23,000(6)      *
Vice President, Finance and
Administration

Bruce Zukauskas                                                                                          19,000(7)      *
Vice President, Operations

Doug F. Grotheer                                                                                         14,074(8)      *
Vice President, Engineering (NMI)
President (CMI)

Frank J. Vumbaco                                                                                         13,100(9)      *
Vice President, Health and
Safety

William T. Nachtrab                                                                                     11,500(10)      *
Vice President, Technology

                                                                                                    NO. COMMON
                                                                                                    SHARES AND       PERCENT
                                                                                                    NATURE OF          OF
                                                                                                    BENEFICIAL       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                                                OWNERSHIP       STOCK (1)
----------------------------------------------------------------------------------------------  ------------------  ---------
Frank H. Brenton, Director                                                                              11,332(11)      *

Robert E. Quinn                                                                                         10,072(12)      *
President and Director

Kenneth A. Smith, Director                                                                               7,000(13)      *

Rebecca Perry                                                                                            4,000(14)      *
Controller

All directors and executive officers as a group (11 persons)                                           914,147(15)     19.10%


------------------------

*   Less than one percent


(1) Does not reflect the effect on voting rights of the Massachusetts Control Share Acquisition Act. The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are acquisitions of beneficial ownership of shares which would raise the voting power of the acquiring person above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. All shares acquired by the person making the control share acquisition within 90 days before or after any such threshold is crossed obtain voting rights only upon the authorization from a majority of the stockholders other than the person acquiring such shares, officers of the Company and those directors of the Company who also are employees. Based on certain filings made with the SEC, the Company believes that certain control share acquisitions have occurred and that the members of the group which effected such control share acquisitions, namely Wiaf Investors Co., Charles Alpert, Joseph Alpert, Melvin B. Chrein, Meryl J. Chrein, Marshall J. Chrein and Michael Chrein (collectively the "Investor Group") are the holders of 1,750,045 shares (the "Affected Shares") which were acquired in control share acquisitions (within the meaning of Chapter 110D) and accordingly will have no voting rights unless or until such voting rights are authorized as described above.



(2) Derived from Schedules 13DA, dated October 3, 1994, submitted to the Company. The seven persons named are described as a group in such Schedules 13DA. The persons named reported ownership of the following shares: WIAF Investors Co. 1,724,856; Melvin B. Chrein 202,300; Meryl J. Chrein 245,500; Charles Alpert 50,000; Joseph Alpert 50,000; Michael Chrein 16,200; and Marshall J. Chrein 48,200. Each person reported sole voting and dispositive power with respect to the shares owned by such person. Also includes 14,044 and 56,180 shares which Melvin B. Chrein and WIAF Investors Co., respectively, have the right to acquire upon conversion of outstanding 10% Convertible Subordinated Debentures and 27,000, 12,000 and 3,000 shares which Charles Alpert or nominee, Melvin B. Chrein and Marshall J. Chrein, respectively, have the right to acquire under outstanding Warrants.



(3) Includes 60,000 shares which may be purchased upon the exercise of options and 999 shares owned by Kathleen W. Matthews.



(4) Includes 3,332 shares which may be purchased upon the exercise of options.



(5) The officers of Dimensional Fund Advisors, Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 142,600 shares which are owned by the Fund and 13,000 shares which are owned by the Trust.

(6) Includes 21,000 shares which may be purchased upon the exercise of options.



(7) Includes 17,000 shares which may be purchased upon the exercise of options.



(8) Includes 12,000 shares which may be purchased upon the exercise of options.



(9) Includes 12,000 shares which may be purchased upon the exercise of options and 100 shares held as joint tenants by Frank Vumbaco and Diane Vumbaco.



(10) Includes 10,500 shares which may be purchased upon the exercise of options.



(11) Includes 5,332 shares which may be purchased upon the exercise of options.



(12) All 10,072 shares are held by Robert and Ann Quinn.



(13) Includes 4,000 shares which may be purchased upon the exercise of options.



(14) All 4,000 may be purchased upon the exercise of options.



(15) See notes (3), (4) and (6) through (14) above.


                    PROPOSAL NO. 1--CHANGE OF CORPORATE NAME

    One of the purposes of the meeting is to solicit the consent of the stockholders of a majority of the Company's Common Stock to the proposed amendment of the Company's Articles of Organization to effect a change in the Company's corporate name to Starmet Corporation.


    Under Massachusetts General Laws, Chapter 156B (Chapter 156B is hereafter referred to as the "MBCL"), Section 70, an amendment to a corporation's Articles of Organization changing the corporate name requires a vote of a majority of the Common Stock outstanding and entitled to vote thereon. Upon the approval of a majority of such stockholders, the Company will file Articles of Amendment to its Articles of Organization, in accordance with the provisions of the MBCL, effecting the Company's name change.



    The Company believes that it is advisable and in the best interest of the Company that the Company's name be changed to Starmet Corporation. The Board has adopted a resolution deeming such name change advisable and in the best interest of the Company, and has recommended that the Articles of Organization of the Company be amended by striking Article I thereof in its entirety and substituting the following: "The exact name of the corporation is: Starmet Corporation." The Board now submits the proposed amendment to the Company's stockholders entitled to vote with respect to such proposed amendment, for their approval. It is the view of the Company that the name "Nuclear Metals, Inc." does not adequately reflect the Company's present and planned future businesses. After careful thought and analysis, the Company believes that the name "Starmet Corporation" will more readily identify the Company with its products and will assist the Company in expanding its market base. The Company does not believe that any material adverse ramifications will result from changing the Company's name to Starmet Corporation. If the Company's Articles of Organization are so amended, the Company will be known by its new name, Starmet Corporation.



    Subject to stockholder approval of the proposed name change amendment, the Board has determined that it is advisable to change its present trading symbol with The Nasdaq Stock Market, "NUCM." The Company has caused the trading symbol "STMT" to be reserved pending such approval and expects to adopt such symbol upon the amendment of its Articles of Organization as herein described.

     THIS PROPOSAL HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS,
           WHICH RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS ADOPTION.

                   PROPOSAL NO. 2--REORGANIZATION OF COMPANY

    The Company is headquartered in Concord, Massachusetts and currently has three wholly-owned subsidiaries: Carolina Metals, Inc., a Delaware corporation with a plant and operations in Barnwell, South Carolina ("CMI"), NMI Holdings, Inc., a Massachusetts securities corporation ("NMI Holdings"), and NMI Foreign Sales Corporation, a U.S. Virgin Islands corporation which serves as a sales agent for the Company and CMI with respect to certain foreign sales ("NMI Sales").

    The Company currently conducts three principal businesses. The Company develops specialty metal products, including beryllium products, specialty medical and aerospace powders, and also produces
Beralcast-Registered Trademark-, a patented engineering material useful in electronic and secondary structural applications for a variety of aerospace, avionics and commercial applications. The Company also manufactures depleted uranium penetrators for military applications, including ordinance and armor. The Company also offers uranium related services, the recycling of various low-level radioactive metals and has developed Ducrete-TM-, a material which may be useful in radiation shielding. CMI currently holds most of its uranium services and recycle assets and performs a portion of this work at its Barnwell facility, but the Company also directly holds certain of these assets and performs some of this work at Concord.

    The following diagram illustrates the current structure of the Company.

                                   [GRAPHIC]

    The Company believes that it would be in the best interests of its stockholders for the Company to facilitate the financing required for its anticipated growth by separating its different production processes and to have the flexibility to operate its diverse business lines through one or more operating subsidiaries. Therefore, the Board has devised and the Company seeks approval of the Reorganization, which provides for (i) the change of the Company from a manufacturing entity into a research and development, technology licensing, prototyping and holding company, (ii) the formation of five new operating subsidiaries of the Company, and (iii) the transfer by the Company of certain assets and liabilities to CMI and such subsidiaries in return for 100% of the duly authorized, issued and outstanding Common Stock of such new subsidiaries; provided, however, that the Company shall have the right to create or operate subsidiaries which are not 100% owned by it. The Reorganization is contingent upon certain regulatory, stockholder, lender, and other third party approvals. If all required approvals and consents are not obtained by October 1, 1997 (the "Effective Date"), the Company may delay and not implement all or a part of the Reorganization. However, the failure to implement the Reorganization due to lack of required approvals or otherwise does not mean the Company may not implement certain aspects of the Reorganization either currently or at some point in the future. To be completed in full in a single transaction, the Reorganization must receive the approval of two-thirds of the outstanding shares of Common Stock entitled to vote.



    It is currently proposed that the five subsidiaries expected to be created as part of the Reorganization would engage in the following lines of business:



        1) The DU products subsidiary would engage in the manufacture and sale of depleted uranium penetrators for military applications and the fabrication of an assortment of specialty metal products;


        2) The specialty powders subsidiary would engage in the manufacture and sale of high purity, spherical metal powders;

        3) The Beralcast aerospace subsidiary would engage in the manufacture and sale of Beralcast products for use by the government and aerospace industry;

        4) The Beralcast commercial subsidiary would engage in the manufacture and sale of Beralcast products for general commercial use; and

        5) The specialty metals subsidiary would engage in the fabrication and sale of specialty metal products.

    CMI (to be renamed to reflect the change of the Company's name) would continue its current operations, and the Company may contribute additional Company assets which it holds directly and are used in the uranium services and recycle operations to CMI as part of the Reorganization. It is expected that NMI Holdings and NMI Sales also will be renamed to reflect the Company's new name.


    It is expected that each subsidiary to be formed will initially have the same address as the Company or the Company's facility in Barnwell, South Carolina and will be formed as either a corporation or a limited liability company. It is anticipated that the Reorganization will not significantly impact either NMI Holdings or NMI Sales other than the name change.



    To effect the Reorganization, the Company would transfer some or all of the assets related to each business activity, subject to certain related debts, obligations and liabilities (including contingent liabilities), to the respective subsidiary in exchange for 100% of such subsidiary's issued and outstanding stock; provided, however, that the Company shall have the right to create or operate subsidiaries which are not 100% owned by it. The Company also would transfer the remaining assets used at CMI's South Carolina facility to CMI in consideration of the assumption of the debts, obligations and liabilities associated with such assets. Each subsidiary then would assume all operating liabilities related to its respective business activity. The Company anticipates that some or all of the employees of the Company would be re-employed by the Company's subsidiaries in connection with any implementation of the Reorganization. The following diagram illustrates the effect of the Reorganization as currently planned and assuming it is fully implemented.

                          [GRAPHIC]

    The Company believes that the Reorganization is critical to its future success. However, the Company also wishes to maximize its flexibility to adapt to changing circumstances and to exploit new opportunities. Therefore, if the stockholders approve the Reorganization, the Company, acting through its Board, reserves for itself the power to vary the terms of the Reorganization consistent with the purposes of the Reorganization. The Board may implement all, some or none of the Reorganization, or may implement additional transactions not specified therein, including the sale of equity interests of one or more subsidiaries or other indirectly owned and newly formed subsidiaries to third parties. The final structure of the Company after the Reorganization may be substantially different from the structure as currently contemplated. If the Reorganization is approved by the stockholders, the Board will have five years from the Effective Date to implement some, all, or none, or vary the terms of, the Reorganization, or may implement additional transactions, upon terms and conditions agreed to by the Board.



    Furthermore, the Reorganization may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time before or after approval thereof by the stockholders of the Company, if the Board determines that (i) such termination is in the best interest of the stockholders, or (ii) the Board determines that the number of stockholders who have indicated that they will exercise dissenters' rights under Massachusetts law would be sufficient, if such shares were purchased as a result of an appraisal process, to cause the Company a material financial hardship.



    The Reorganization is not expected to have a material effect on the consolidated financial statements of the Company. Notwithstanding the new structure, the Company expects to continue to report its financial operations and condition on a consolidated basis. Subject to bank or other agreements which may restrict the payment of dividends, the net income of the Company's subsidiaries, reflected as income on the Company's consolidated financial statements, will be available for the payment of dividends to stockholders of the Company in the discretion of the Company's Board of Directors and to the extent the Company has received dividends or other distributions from the subsidiaries. Subject to the foregoing, so long as the Company's subsidiaries are wholly-owned, the Reorganization is not expected to have a material adverse effect on the Company's ability to pay dividends to stockholders of the Company.



    Massachusetts law, as currently in effect, requires stockholder approval for the sale, lease or exchange of all or substantially all of a corporation's assets. Because the Reorganization contemplates the exchange of substantially all of the assets of the Company, it has been submitted to the stockholders for a vote; however, the submission of the Reorganization for stockholder approval will not affect the Company's rights under applicable Massachusetts law to dispose of less than substantially all of its assets (including by transfer to one or more subsidiaries) without stockholder approval. Thus, even if the Reorganization is not approved by the stockholders, the Company may in the future transfer portions of its assets to subsidiaries or other affiliated entities or to third parties on terms and for consideration approved by the Board, subject to applicable Massachusetts law, without seeking stockholder approval. Approval of the Reorganization by stockholders will not preclude the stockholders' right to challenge any future dispositions by the Company of the stock or assets of its subsidiaries or affiliated entities if such dispositions are not made as part of the Reorganization or otherwise in compliance with applicable Massachusetts law.


    Following the Reorganization, the Company expects to retain certain assets and will continue to carry on certain administrative functions, including executive management functions, Company marketing, regulatory oversight and compliance (including securities reporting and tax filings), treasury functions and the preparation of annual financial statements, billing activities and certain payroll, employee benefit and pension activities, as well as other routine operational and administrative functions generally performed by a diversified holding company. The Company also may enter into employee benefit sharing and tax sharing agreements with each subsidiary, as necessary, to properly allocate such items to each subsidiary. The Company also may continue to hold title to certain real estate and lease or license some or all of such real estate to one or more subsidiaries, or the Company may contribute all or part of such real estate directly to a subsidiary as part of the Reorganization, at the discretion of the Board. The Company also may elect to hold certain patents and other intellectual property in its own name, which may then be licensed to one or more subsidiaries for use in the business and operations of such subsidiary.


    At or after the Effective Date, additional financing transactions, including the issuance of debt and/or equity instruments may occur at the level of the Company or of the subsidiaries. Debt or equity of a subsidiary, rather than the Company, may be issued, among other reasons, to reduce the total cost of capital to the Company and the subsidiaries, minimize risk to the Company and its stockholders, or to allow for the most economic and efficient development of a subsidiary's business. Several of the Company's businesses currently are in a developmental stage, or otherwise have significant near-term financing needs. To satisfy these financing needs, it is anticipated that significant equity interests in the Company or in one or more subsidiaries may be issued, in the immediate future. The Company is currently exploring financing alternatives with third parties in light of the Reorganization. It is possible that the Company or one or more subsidiaries may issue debt, convertible debt or equity prior to, simultaneously with or soon after the Reorganization.



    The foregoing description of the Reorganization sets forth the general terms of the planned Reorganization; however, the Reorganization provides the Board with flexibility in determining the specific transactions which will effect the Reorganization.


REASONS FOR THE REORGANIZATION


    If the Reorganization is fully implemented, the business operations of the Company will be conducted primarily by operating subsidiaries each of which will operate in a specific business or market segment. The Company believes that this new structure will permit greater flexibility and efficiency in the management and financing of existing and future business operations and business opportunities. The new structure is expected to facilitate the Company's entry into new businesses, and the financing or formation of joint ventures or other business ventures with third parties. In addition, the Reorganization is expected to further the objective of operating the Company's businesses, and any additional businesses acquired or developed in the future, on a more self-sufficient, stand-alone economic basis, decreasing the risk that liabilities attributable to any one of the Company's businesses could be imposed upon one or more of the Company's unrelated businesses. The Reorganization is intended to be interpreted liberally so as to facilitate the achievement of those purposes.



EFFECT ON STOCKHOLDERS' RIGHTS



    The Reorganization will not alter a stockholder's percentage ownership interest in the Company, and the Common Stock will not be affected by the proposed Reorganization. The stockholders of the Company will continue as such with the same voting, dividend, and liquidation rights and ownership interests as before. However any dividends or other payments from the subsidiaries would be paid to the Company and not the Company's stockholders. As a result of the Reorganization, the stockholders of the Company will not directly elect the governing bodies of the subsidiaries. The members of the governing bodies of the subsidiaries will initially be elected at the discretion of the Board. Notwithstanding that fact, however, the overall management of the affairs and operations of controlled subsidiaries will be under the effective control of the Board and are not expected to change significantly in the near term as a result of the Reorganization.

OTHER EFFECTS ON THE COMPANY AND ITS STOCKHOLDERS


    Except for the changes described herein, consummation of the Reorganization is not expected to result in any immediate material change in the overall operations of the Company. Similarly, the Reorganization will not result in any changes in the current membership of the Board, and the officers of the Company are expected to remain the same after consummation of the proposed Reorganization. Persons who currently are serving as officers of the Company may become officers and/or directors of the Company's subsidiaries.


    While the Reorganization is not expected to create any conflict of interests between the Company and its stockholders, in the event that the subsidiaries, through public or private sale, should be owned in part by persons other than the Company or its stockholders, such conflicts could arise.


POSSIBLE DISADVANTAGES


    Some possible disadvantages of the Reorganization include the requirement for observing corporate or organizational formalities between and among the subsidiaries, together with possible increases in accounting and administrative costs, and possible duplication of some administrative and operational functions. The Board believes that these disadvantages are not likely to be significant or material. Furthermore, in contemplation of the transfer of assets to any of the subsidiaries, the Company may be required to obtain regulatory approval from local, state and federal agencies (see "Required Approvals," discussed below). The cost and length of time required for this process is uncertain. As discussed above, the stockholders of the Company will not elect the governing bodies of any of the subsidiaries. However, the stockholders will be electing the directors of the Company, who will have overall responsibility for the management of the Company and its subsidiaries. The Board believes that the advantages of the proposal as described above outweigh any possible disadvantages.



REQUIRED APPROVALS



    The business activities of the Company are regulated by various local, state and federal agencies, and the Reorganization, as currently proposed, may require at a minimum, the approval of the following agencies: (i) the United States Nuclear Regulatory Commission, (ii) the Town of Concord, (iii) the Massachusetts Department of Environmental Protection, (iv) the Federal Aviation Administration, (v) the Massachusetts Department of Public Health, and (vi) the United States Department of the Army. The failure of the Company to obtain such approvals on a timely basis could have a material impact on the timing of, or the completion of, all or a portion of the Reorganization.



    The Reorganization will also require the consent of certain Company contractors, customers, creditors and suppliers (referred to collectively as a "Third Party" or "Third Parties"). In particular, the Reorganization requires the consent of the Company's principal lender, State Street Bank and Trust Company ("State Street"), both in its capacity as lender under the Company's line of credit, and also as bond trustee for the outstanding industrial revenue bonds collateralized by the Barnwell facility, as well as Palmetto Federal Savings Bank of South Carolina as principal lender to CMI. To the extent that certain Third Party consents to the Reorganization are not be received by the Effective Date, the Board reserves the right to alter the structure, terms or timing of the Reorganization.


     THIS PROPOSAL HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS,

           WHICH RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS ADOPTION.

                               DISSENTERS' RIGHTS


    THE FOLLOWING IS A SUMMARY OF THE DISSENTERS' RIGHTS PROVIDED TO THE COMPANY'S STOCKHOLDERS UNDER CHAPTER 156B OF THE MASSACHUSETTS GENERAL LAWS (THE "MBCL"). A COPY OF THE STATUTORY PROVISIONS HAS BEEN ATTACHED AS ANNEX B.



    APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. Holders of Company Common Stock who file a written objection to and do not vote in favor of the Reorganization may, under certain circumstances, generally described below, and by following procedures prescribed by the MBCL, exercise dissenters' rights and receive in cash the appraised value of their shares of Company Common Stock. The failure of a Dissenting stockholder to follow the appropriate procedures, including not voting in favor of the Reorganization, may result in the termination or waiver of such rights. A failure to return a proxy, or a failure to vote (or abstain from voting), or a vote in person or by proxy against the Reorganization, will not waive dissenters' rights if all appropriate procedures are followed.



    While the Dissenting Stockholder may perfect his or her appraisal rights in accordance with the procedures outlined below, the Massachusetts Supreme Judicial Court has held that a Dissenting stockholder may not obtain payment for shares until (i) the Company has approved of the transaction and (ii) the Company has in fact consummated a sale of its assets. WALSH V. WOLLASTON GOLF CLUB, 353 MASS. 247 (1967). Appraisal rights in connection with the Reorganization will be triggered only upon a sale of "all or substantially all" of the Company's assets. Neither Section 76 of the MBCL nor the Massachusetts courts have provided a bright line quantitative definition of "substantially all of the assets." Instead, the courts have determined the issue on a case-by-case basis, looking at the amount of assets sold, how the sale of assets will affect the company's income and whether the sale will change the nature of the business.



    Subject to the foregoing, Section 76 and Sections 86 through 98, inclusive, of the MBCL (a copy of which is attached as Annex B to this Proxy Statement) entitle any holder of record of shares of Common Stock who files written objection to the Reorganization prior to the taking of the vote on the Reorganization at the Special Meeting and who does not consent to or vote in favor of the Reorganization, to demand in writing that the Company pay to such stockholder in cash the "fair value" (as such term is used in the MBCL) of such shares determined by appraisal (exclusive of any value arising from the accomplishment or expectation of the Reorganization). In the event that the Company effects a sale of all or substantially all of its assets, holders of Dissenting Shares who perfect appraisal rights in accordance with the MBCL will be entitled to receive the fair value of their shares, as determined in accordance with the MBCL.


    Any shareholder of record contemplating making a demand for appraisal of his or her shares is urged to review carefully the provisions of Section 76 and Sections 86 through 98 of the MBCL, particularly the procedural steps required to perfect dissenters' rights thereunder. Dissenters' rights will be lost if the procedural requirements of MBCL Section 76 and Sections 86 through 98 are not fully satisfied.


    Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Reorganization, except upon grounds that the Reorganization will be or is illegal or fraudulent as to such stockholder. However, in COGGINS V. NEW ENGLAND PATRIOTS FOOTBALL CLUB, INC., 397 Mass. 525 (1986), the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in certain circumstances.


    Set forth below is a summary of the procedures relating to the exercise of dissenters' rights. The following summary does not purport to be a complete statement of the provisions of MBCL Section 76 and Sections 86 through 98 and is qualified in its entirety by reference to the full text thereof attached hereto as Annex B.


    FILING WRITTEN DEMAND. Prior to the taking of the vote at the Special Meeting, a stockholder of record who intends to exercise dissenters' rights must deliver to the Company a written objection to the proposed Reorganization, stating that such stockholder intends to demand payment for such stockholder's shares of Company

Common Stock if the Reorganization is consummated. Such written objection should be sent to the Company at 2229 Main Street, Concord, Massachusetts 01742,
Attention: Vice President of Finance. The failure to consent to the Reorganization or the return of a proxy by a stockholder with instructions to vote the shares of Company Common Stock covered thereby against the Reorganization (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to the Company.


    NO VOTE IN FAVOR OF REORGANIZATION. Shares of Company Common Stock for which appraisal is sought must not be voted in favor of the Reorganization. The submission of a blank proxy which has not been properly revoked will serve to waive dissenters' rights, but a failure to return a proxy or a failure to vote (or abstaining from voting), or a vote in person or by proxy against the Reorganization, will not waive such dissenters' rights.


    NOTICE OF REORGANIZATION. Within 10 days after the Reorganization becomes effective, the Company, as required by Section 88 of the MBCL, will notify each stockholder who has purported to comply with the provisions of MBCL Section 86, and whose shares were not voted in favor of the Reorganization, that the Reorganization has become effective. The giving of such notice shall not be deemed to create any rights in such stockholder receiving such notice to demand payment for such shares. The notice shall be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears in the records of the Company. (Note: For the purposes of notice, the Reorganization will become effective upon a sale, exchange or transfer of all or substantially all of the Company's assets and not necessarily upon the stockholders' vote for the Reorganization.)



    WRITTEN DEMAND. Within 20 days after the mailing of notice by the Company, any Dissenting stockholder must demand in writing from the Company payment of the fair value of such stockholder's shares of Company Common Stock. If the Company and such stockholder shall have agreed as to the fair value of such shares, the Company shall pay to such stockholder the fair value of such shares within 30 days after the expiration of the 20-day period during which such demand may be made.



    SETTLEMENT OF APPRAISAL. Any stockholder shall, with the Company's consent, have the right to withdraw a demand for appraisal. Within four months after the expiration of the 30-day period discussed in the immediately preceding paragraph, if the Company and any stockholder seeking appraisal have not agreed upon the fair value of such stockholder's shares of Common Stock, the Company or any such stockholder who has complied with MBCL Section 86 may, by filing a bill in equity with the Superior Court, Suffolk County, Massachusetts (the "Massachusetts Court"), demand a determination of the fair value of the shares of Common Stock of all stockholders with whom agreements as to the value of their shares have not been reached. If no such bill is filed within such four-month period, such stockholder will forfeit dissenters' rights. Upon the filing of any such bill, notice of the time and place fixed by the Massachusetts Court for a hearing will be given by the Company by registered or certified mail to all who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the hearing on such bill, the Massachusetts Court will determine the stockholders who have complied with the provisions of MBCL Section 86 and who have become entitled to dissenters' rights, and the court will appraise the shares of Common Stock determining the fair value thereof as of the date immediately preceding the Special Meeting, exclusive of any element of value arising from the accomplishment or expectations of the Reorganization.



    PAYMENT AND COSTS. When the fair value is so determined, the Massachusetts Court will direct the payment by the Company of such value, with interest thereon as the Massachusetts Court determines, to the stockholders entitled to receive the same, upon surrender to the Company by such stockholders of the certificates representing their shares of Common Stock. Costs of any appraisal proceeding (other than attorneys' and experts' fees, which are the responsibility of the party retaining such attorneys or experts) and expenses of any master appointed by the Massachusetts Court may be taxed upon the parties thereto by the Massachusetts Court as the Massachusetts Court deems equitable in the circumstances. All payments to Dissenting stockholders and costs of the notice described above will be borne by the Company.

                      FEDERAL AND STATE INCOME TAX MATTERS

GENERAL DISCUSSION

    The following discussion is based on current law and on certain facts and circumstances relating to the Company as of the date hereof. Assurance cannot be given that future legislative enactments, administrative pronouncements, or court decisions will not modify or rescind, possibly on a retroactive basis, the legal basis for statements or conclusions contained herein. Moreover, assurance cannot be given that facts or circumstances will not exist that would, if known to the Company or its advisors, cause the Company to materially alter the statements or conclusions contained herein. The Company does not anticipate seeking or receiving a ruling from the Internal Revenue Service or any other taxing authority as to the tax effects of the Reorganization.

    The discussion addresses, in summary form, certain principal aspects of the expected United States federal income taxation of the Reorganization to the Company and the Subsidiaries, based on current expectations as to the manner in which the Reorganization will be accomplished. In addition, the discussion summarizes certain anticipated significant federal and state income tax consequences of the Reorganization for the Company and the subsidiaries. Except as specifically set forth herein, the discussion does not address the taxation of any operations or transactions other than the Reorganization. The discussion does not purport to deal with all federal tax considerations relating to or resulting from the Reorganization, and, except for the limited discussion below of certain potential state tax consequences of the Reorganization, the discussion does not address any state, local, or foreign tax issues relating to the Reorganization. In addition, the discussion does not address any taxes other than taxes on net income.

    As a result of the Reorganization, alone or in combination with other factors, the tax liabilities of the Company and its subsidiaries may differ materially and, perhaps, adversely, from the tax liabilities which would be incurred by the Company and its subsidiaries in the absence of the Reorganization. The Company can give no assurances relating to either the extent of or the manner of determining its federal, state, local or foreign tax liabilities following the Reorganization. Such liabilities will result from a combination of facts and legal developments that cannot now be determined, and the Company reserves sole discretion to take any actions which may affect such liabilities, as well as sole discretion to report all operations and transactions in the manner which the Company determines to be appropriate.


    BECAUSE THE REORGANIZATION WILL NOT ALTER THE NATURE OF THE INTERESTS HELD BY STOCKHOLDERS IN THE COMPANY, EXCEPT FOR THE CHANGE OF THE NAME OF THE COMPANY, THE REORGANIZATION GENERALLY IS NOT EXPECTED TO HAVE SIGNIFICANT DIRECT U.S. FEDERAL TAX IMPLICATIONS FOR STOCKHOLDERS OF THE COMPANY. HOWEVER, THE DISCUSSION DOES NOT PURPORT TO DEAL WITH THE TAX CONSIDERATIONS APPLICABLE TO PARTICULAR STOCKHOLDERS OR HOLDERS OF OTHER INTERESTS IN THE COMPANY. STOCKHOLDERS AND HOLDERS OF OTHER INTERESTS IN THE COMPANY ARE ENCOURAGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE REORGANIZATION.


FEDERAL INCOME TAX TREATMENT


    THE REORGANIZATION. If and to the extent that subsidiaries are formed which are corporations, transfers of assets to and assumptions of liabilities by such corporate subsidiaries generally are expected to qualify as a series of tax-free contributions of capital to controlled corporations pursuant to section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). If and to the extent that subsidiaries are formed which are limited liability companies ("LLC's"), and if the LLC is a wholly owned LLC, then the transfers of assets to and assumptions of liabilities by such LLC subsidiaries are generally expected to be disregarded for federal tax purposes, and such LLC subsidiaries are expected to be treated as divisions of the Company; if the LLC is jointly owned with any other individual or entity, then the transfers of assets and the assumptions of liabilities by such LLC subsidiares are generally expected to be treated as tax-free contributions to partnerships for federal tax purposes. Specific expected federal tax consequences of the Reorganization are as follows:


        1. The Company generally will recognize no gain or loss on the transfer of the assets and liabilities of each line of business to each newly formed corporate subsidiary;

        2. The Company generally will obtain basis in the stock of each newly formed corporate subsidiary equal to its basis in the assets contributed to that subsidiary net of liabilities assumed by that subsidiary;

        3. The Company generally will recognize no gain or loss on the transfer of assets and liabilities to its existing corporate subsidiaries;

        4. The Company generally will obtain additional basis in the stock of each existing corporate subsidiary equal to its basis in the assets contributed to that subsidiary net of liabilities assumed by that subsidiary;

        5. Each corporate subsidiary generally will receive assets from the Company with a carryover basis;

        6. Each corporate subsidiary generally will receive assets from the Company with a carryover holding period;


        7. The general expectations set forth in 1, 2, and 4 through 6 above with respect to transfers to newly formed corporate subsidiaries may not apply if a less than 80% owned newly formed corporate subsidiary assumes certain liabilities of the Company (or if the property transferred is subject to liabilities) in excess of the Company's basis in the assets transferred to such corporate subsidiary. In such event, the Company may realize gain equal to the difference between such liabilities and the basis of the assets transferred, and such gain would be treated as gain from the sale of assets and allocated among the assets transferred. The Company's basis in its stock in such corporate subsidiary would be decreased by the amount of liabilities assumed (or liabilities to which the transferred property is subject) and increased by the amount of gain recognized, and the corporate subsidiary would take such assets with a carryover basis, adjusted to reflect any gain recognized, and a carryover holding period;



        8. The Company generally is expected to be treated, for federal tax purposes generally, as continuing to own all assets transferred to each wholly owned LLC subsidiary, with the same basis and holding period and without recognition of gain or loss, and generally is expected to be treated, for federal tax purposes, as if all obligations assumed by each LLC subsidiary are continuing liabilities of the Company;



        9 The Company generally expects to be treated, for federal tax purposes, as contributing assets to a partnership in exchange for a partnership interest when it transfers assets to a less than wholly owned LLC subsidiary. Generally, the Company will not recognize gain or loss on such transfers, except to the extent that certain liabilities assumed by the LLC subsidiary or to which the transferred property is subject exceed the Company's basis in the assets transferred. Any such gain would be treated as gain from the disposition of a capital asset. The Company's basis in its LLC interest generally will equal its basis in the assets transferred, adjusted to reflect any liabilities assumed or liabilities to which the contributed property is susbject plus any gain recognized, and the LLC will take assets with a carryover basis, and a carryover holding period. LLCs also may elect to be taxed as corporations, in which case such an LLC would be treated as a corporate subsidiary, but any LLCs formed in the Reorganization are expected to be taxed as partnerships for federal income tax purposes;



        10. Immediately following the Reorganization, the Company and its greater than 80% corporate subsidiaries expect to continue to be members of a federal consolidated group, as that term is defined by Section

    1504 of the Code and the regulations thereunder, and expect to file a single consolidated federal income tax return;



        11. Following the Reorganization, the income and losses of any less than wholly owned LLC subsidiary will be allocated among its members, including the Company, based on the terms of the LLC operating agreement and the Code and regulations thereunder; and



        12. The renaming of the Company and its existing subsidiaries is expected to have no impact on the tax liabilities or attributes of any entity in that federal consolidated group.



    ADDITIONAL FEDERAL TAX CONSEQUENCES. In the event equity interests in excess of 20% of the stock of any corporate subsidiary of the Company are sold or issued to persons other than the Company or a subsidiary of the Company, such subsidiary would cease to be a member of the consolidated group ("Deconsolidate"). A corporate subsidiary which Deconsolidates is referred to herein as a "Deconsolidated Subsidiary". In certain circumstances, U.S. federal tax liabilities may be triggered by a Deconsolidation. Generally, an "excess loss account" is maintained to reflect losses of a company applied against income of other members of a consolidated group over and above amounts invested in the company by other members of the consolidated group. When a company which has an excess loss account is Deconsolidated, the consolidated group may be required to recognize income based on the excess loss account. Thus, if a subsidiary of the Company produced losses in excess of investment in such subsidiary by the Company and other subsidiaries, and if the subsidiary were subsequently Deconsolidated, income may be triggered to the remaining members of the consolidated group. Following a Deconsolidation, losses of a Deconsolidated Subsidiary could not be used to offset gains or income of the consolidated group for tax purposes; losses, including net operating loss carryforwards, of the consolidated group could not offset gains or income of the Deconsolidated Subsidiary; and income and gain of the Deconsolidated Subsidiary would be separately taxed to the Deconsolidated Subsidiary. For U.S. federal income tax purposes, the Company had carryforward net operating losses of approximately $7.8 million as of the close of its last fiscal year, which carryforward net operating losses expire from 2009 to 2011. Dividends distributed by a Deconsolidated Subsidiary or a less than 80% owned newly formed Corporate Subsidiary to the Company or to another subsidiary generally would be expected to be taxable to the recipient except to the extent offset by a dividends received deduction or by other credits, deductions, or losses of the recipient. The transfer of equity interests in a wholly owned LLC subsidiary generally would cause the LLC to become taxable as a partnership for U.S. federal income tax purposes (absent on election to be taxed as a corporation), with income and losses of the LLC being allocated among its members based on the terms of the LLC operating agreement and the Code and regulations thereunder.


POTENTIAL STATE TAX CONSEQUENCES


    In addition to the principal expected federal tax consequences of the Reorganization described above, there may be state income tax consequences of the Reorganization which will cause the state tax liabilities of the Company and its subsidiaries to differ materially and adversely from the state tax liabilities which would have been due if the Company and its current subsidiaries were to have similar operations under the current corporate structure. The Company and its subsidiaries are currently taxable in multiple states. In particular, the Company is based at present in Massachusetts and a principal subsidiary is based at present in South Carolina. Following the Reorganization, the Company and one or more of its subsidiaries expect to file combined or consolidated returns in multiple jurisdictions, including but not necessarily limited to the states in which the Company and its subsidiaries now file returns. Different states tax income of corporations which are included in a consolidated group for federal income tax purposes in different manners and allocate and apportion income in different manners. In addition, different states' taxation of LLCs can vary from the taxation of LLCs at the federal level. Because of these and other differences in the tax laws of different states, the Company and its subsidiaries following the Reorganization are likely to be taxed for state law purposes in a materially different manner than the Company and its subsidiaries are currently taxed.


    For example, the Company has significant net operating losses and, because of differences in the manner in which losses are determined and applied under the Code and Massachusetts law, the Company's carryforward net operating losses for Massachusetts corporate excise tax purposes currently exceed the Company's carryforward net operating losses for federal purposes. As of the close of its last fiscal year, the Company has approximately $14 million in net operating loss carryforwards for Massachusetts tax purposes, and portions of such net operating loss carryforwards expire annually between 1998 and 2001. Because Massachusetts, by regulation, provides that carryforward net operating losses of one company may not be used to offset income of other members of a combined group filing a single return, income of corporate subsidiaries of the Company which would, if earned directly by the Company, be offset by carryforward net operating losses of the Company may be subject to current Massachusetts taxation. The Company may mitigate the loss of Massachusetts net operating loss carryforwards by organizing some or all of the subsidiaries as LCCs, income of which may continue to be taxed to the Company and offset against the Company's net operating losses. Similarly, the Company currently is classified as a defense contractor under Massachusetts law, which permits the Company to use a favorable apportionment of income between Massachusetts and other states. Following the Reorganization, it is expected that most of the Company's subsidiaries and perhaps the Company itself may not be classified as defense contractors and so may not obtain the benefits of such a classification. However, to the extent the Company and any subsidiaries qualify as "manufacturing corporations" under Massachusetts law, similar benefits may be phased in over the next five years, mitigating the loss of such benefits. Similar issues may arise in other states in which the Company or any of its subsidiaries does business. The examples set forth in this paragraph are included solely for illustrative purposes. The Company has made no determination that these examples illustrate the only or the most significant Massachusetts or state tax implications of the transactions. In addition, the effect of the examples set forth herein may be mitigated by other factors, including the Company's ability to deduct state taxes paid in determining federal income tax liabilities, and are subject to change based on legislative, administrative, or judicial action.


               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any stockholder desiring to present a proposal for consideration at the Company's 1998 annual meeting of stockholders, scheduled to be held on or about March 18, 1998, and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than October 31, 1997. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

    As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not instructed to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interests of the Company and its stockholders.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

        (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997.



        (c) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.


    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 are incorporated herein by reference and constitute a part hereof from their respective dates of filing. The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon request, a copy of any document incorporated by reference herein. Requests for such copies should be directed to the Vice President of Finance.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company furnishes its stockholders with annual reports containing financial statements audited by its independent public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including this Proxy Statement, are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS


    Certain statements in this Proxy Statement relate to future events and expectations, such as the anticipated affects and benefits of the proposed reorganization of the Company and as such constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors described in Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

                                                                         ANNEX A

                             PLAN OF REORGANIZATION

    This Plan of Reorganization ("Plan") is dated as of June 24, 1997 and provides the framework for the restructuring of Nuclear Metals, Inc., a Massachusetts corporation (the "Company"), into a parent holding company with eight wholly-owned direct or indirect subsidiaries, each operating separate and distinct lines of business.

                                  INTRODUCTION

    The Company is headquartered in Concord, Massachusetts and currently has three wholly-owned subsidiaries, Carolina Metals, Inc., a Delaware corporation with a plant and operations in Barnwell, South Carolina ("CMI"), NMI Holdings, Inc., a Massachusetts securities corporation ("NMI Holdings"), and NMI Foreign Sales Corporation, a U.S. Virgin Islands corporation which serves as a sales agent for the Company and CMI with respect to certain foreign sales ("NMI Sales"). EXHIBIT A to this Plan gives a schematic representation of the current structure of the Company and its subsidiaries.

    The Company currently conducts three principal lines of business. The Company manufactures depleted uranium penetrators for military use, as well as the associated fabrication of a large assortment of specialty metal products using foundry, extrusion and machining capabilities, which are sold for military and regulated industrial use. The Company offers uranium related services, the recycling of low-level contaminated steel, and the production of depleted uranium metal and Ducrete()TM, a material used for radiation shielding. CMI currently holds most of its Uranium Services and Recycle assets and performs most of this work at its Barnwell facility, but the Company also directly holds certain of these assets and performs some of this work at Concord. The Company also develops and manufactures specialty metal products, including beryllium-based products, specialty medical and aerospace powders, and Beralcast-Registered Trademark-, a patented engineering alloy composed of beryllium and aluminum which is used for a variety of electronic and structural applications with military and commercial use.


    The Company believes that it would be in the best interests of its stockholders for the Company to facilitate the financing required for its anticipated growth by separating its different production processes and to have the flexibility to operate its diverse business lines through one or more operating subsidiaries. Therefore, the Board of Directors of the Company ("Board") has devised and the Company seeks approval of this Plan, which provides for (i) the change of the Company from a manufacturing entity into a research and development, technology licensing, prototyping and holding company,
(ii) the formation of five new operating subsidiaries of the Company, and (iii) the transfer by the Company of certain assets and liabilities to CMI and such subsidiaries in return for 100% of the duly authorized, issued and outstanding Common Stock of such subsidiary; provided, however, that the Company shall have the right to create or operate subsidiaries which are not 100% owned by it. This restructuring is contingent upon certain regulatory, stockholder, lender, and third party approvals. If all required approvals and consents are not obtained by October 1, 1997 (the "Effective Date"), the Company may not implement all or a part of the restructuring. However, the failure to implement the restructuring due to lack of required approvals or otherwise does not mean the Company may not implement certain aspects of the restructuring at some point in the future. To be completed in full the restructuring must receive requisite stockholder approval.



    As part of the restructuring, the Company will seek stockholder approval to amend its Articles of Organization to change its name from "Nuclear Metals, Inc." to "Starmet Corporation". The Company believes that Nuclear Metals, Inc. does not accurately reflect the Company's present and planned future businesses. The proposed name change must be approved by a majority of stockholders of each class of stock entitled to vote thereon.



    If the reorganization and name change is approved by the stockholders, the Company will also seek to change its present NASDAQ trading symbol from "NUCM" to "STMT".


                                   ARTICLE I
                               THE RESTRUCTURING

    SECTION 1.1 FORM OF RESTRUCTURING. The Restructuring will entail the transfer of some or substantially all of the Company's assets to five newly formed Massachusetts corporations (each a "Subsidiary," and with CMI and other existing subsidiaries, collectively the "Subsidiaries"), each of which would operate a separate line of business. The assets contributed by the Company to each Subsidiary would roughly approximate the assets utilized in the existing product lines specified below. In exchange for the contributed assets, the Company would receive 100% of the duly authorized, issued and outstanding Common Stock of such Subsidiary, and each Subsidiary would assume the liabilities and obligations associated with the contributed assets. CMI, which would be renamed would continue its current operations, and the Company may contribute additional Company assets which it holds directly and are used in the Uranium Services and Recycle operations to CMI as part of the restructuring. The product lines expected to be contributed to a Subsidiary are as follows:

    (i) uranium services and the recycling of low-level contaminated steel and other metals and the production of Ducrete()TM to be conducted through CMI, which would change its name as of the Effective Date;

    (ii) the manufacture of aluminum beryllium products for use by the government and the aerospace industry;

    (iii) the manufacture of aluminum beryllium products for general commercial and industrial use;

    (iv) the manufacture of specialty metal products using foundry, extrusion and machining capabilities;

    (v) the manufacture of high purity, spherically shaped metal powders for industrial and medical use;

    (vi) the manufacture of depleted uranium penetrators for military applications and the production of related specialty metal products;

    (vii) NMI Sales would change its name to a name derivative of the new parent company name, and continue its present operations with no change in its assets; and

    (viii)NMI Holdings would change its name to a name derivative of the new parent company name and continue its present business with no change in its assets.

    (The transfer of assets to the Subsidiaries is referred to hereinafter as the "Restructuring", and each such transfer or other disposition of assets is referred to hereafter as a "Restructuring Transaction".) At this time, it is not anticipated that the Restructuring will significantly impact either NMI Holdings or NMI Sales other than the name change. A schematic representation of the post-restructuring organization of the Company and its subsidiaries is set forth in EXHIBIT B. The Company anticipates that some Company employees would be transferred to the Subsidiaries as part of the Restructuring.

    SECTION 1.2 PURPOSES OF THE RESTRUCTURING. If the Restructuring is fully implemented, the business operations of the Company will be conducted by operating Subsidiaries which each have a specific business and marketing area. The Company believes that this new structure will permit greater flexibility and efficiency in the management and financing of existing and future business operations and business opportunities. The new company structure is expected to facilitate the Company's entry into new businesses, and also the financing and formation of joint ventures or other business ventures with third parties. In addition, the Restructuring is expected to further the objective of operating the Company's businesses, and any additional businesses acquired or developed in the future, on a more self-sufficient, stand-alone economic basis, decreasing the risk that liabilities attributable to any one of the Company's businesses could be imposed upon one or more of the Company's unrelated businesses. This Plan is intended to be interpreted liberally so as to facilitate the achievement of those purposes.


    SECTION 1.3 BOARD OF DIRECTORS DISCRETION IN IMPLEMENTING PLAN. The Company believes that the Restructuring is necessary to its future success. However, the Company also wishes to maximize its flexibility to adapt to changing circumstances and to exploit new opportunities. Therefore, if the stockholders approve the Restructuring, the Company, acting through the Board, reserves for itself the power to vary the terms of the Restructuring and the Restructuring Transactions consistent with the purposes of this Plan. The Board may implement all, some or none of the Restructuring Transactions, or may implement additional transactions not specified therein, including the sale of equity interests of one or more Subsidiaries or other indirectly owned and newly formed subsidiaries, to third parties as part of the Restructuring. The final structure of the Company after the Restructuring may be substantially different from the structure as currently contemplated. If the Plan is approved by the Stockholders, the Board will have five years from the Effective Date to implement some, all, or none, or vary the terms of, the Restructuring Transactions, or may implement additional transactions, upon terms and conditions agreed to by the Board.



    SECTION 1.4 ACTIONS ON EFFECTIVE DATE. On or before the Effective Date, the Company shall form the Subsidiaries, and as of the Effective Date, it shall transfer certain assets and liabilities to each Subsidiary. The Company will file Articles of Amendment to its Articles of Organization that will change the Company name to Starmet Corporation, and CMI, NMI Holdings and NMI Sales will change their names to, respectively, Starmet CMI Corporation, Starmet Holdings Corporation and Starmet FSC, Ltd. or similar names. The Company shall retain so much of the assets, accounts, research and development, administrative functions, personnel and liabilities of Company, as are determined by the Board. On the Effective Date, each Subsidiary will be authorized to issue Common Stock and to transfer such shares of Common Stock to the Company in exchange for the transfer of the assets, liabilities, accounts, and personnel of the Company. The foregoing shall not preclude the sale of securities to additional parties on the Effective Date.


    SECTION 1.5  ROLE OF THE COMPANY AFTER RESTRUCTURING.   Following the
Restructuring, the Company may retain certain assets and will continue to carry on certain administrative functions, including executive management functions, Company marketing, regulatory oversight and compliance (including securities reporting and tax filings), treasury functions and the preparation of annual financial statements, billing activities and certain payroll, employee benefit and pension activities, as well as other routine operational and administrative functions generally performed by a diversified company. The Company may also enter benefit sharing and tax sharing agreements with each Subsidiary as necessary to properly allocate such items to each Subsidiary. The Company may also continue to hold title to certain real estate and lease or license some or all of such real estate to one or more Subsidiaries, or the Company may contribute all or part of such real estate directly to a Subsidiary as part of the Restructuring, at the discretion of the Board. The Company may also elect to hold certain patents and other intellectual property in its own name, which may then be licensed to one or more Subsidiaries for use in the business and operations of such Subsidiary.

    The Company may retain the assets of, and continue to perform, certain research and development operations, which will be directed towards both the needs of the Subsidiaries and the development of new technologies which may be contributed to additional newly formed Subsidiaries as part of the Restructuring. As part of its R&D operations, the Company may engage in the development of prototypes, testing and low volume production of such new products, or it may contribute such products to a Subsidiary as part of the Restructuring.

    SECTION 1.6 ADDITIONAL FINANCING TRANSACTIONS. Additional financing transactions, including the issuance of debt and/or equity instruments may occur at or after the Effective Date at the level of the Company or of the Subsidiaries. Debt or equity of a Subsidiary, rather than the Company, may be issued when the Company determines that such financing structure reduces the total cost of capital to the Company and the Subsidiaries, minimizes risk to the Company and its stockholders, and allows for the most economic and efficient development of a Subsidiary's business. Several of the Company's businesses are currently in a developmental stage, or otherwise have significant near-term financing needs. To satisfy these financing needs, it is anticipated that significant equity interests in the Company or in one or more Subsidiaries may be issued, in the immediate future. The Company is currently exploring financing alternatives with third parties in light of the Restructuring. It is possible that the Company or one or more Subsidiaries may issue debt, convertible debt or equity prior to, simultaneously with or soon after the Restructuring (each such transaction is included within the term Restructuring Transaction, and is referred to separately herein as a "Financing Transaction").



                                   ARTICLE II
                      STOCKHOLDER AND THIRD PARTY CONSENTS



    SECTION 2.1  STOCKHOLDER APPROVAL AND STOCKHOLDER RIGHTS.   The Plan
requires the affirmative vote of two-thirds of the shares of each class of Company stock outstanding and entitled to vote thereon for its adoption by the Company. Stockholder approval for the Restructuring is necessary under Massachusetts law if the Restructuring is fully implemented, as it will involve the transfer of substantially all of the Company's assets. If the Plan is approved by the stockholders, the Company will have five years from the Effective Date to implement, at one time or in stages over time, all or any portion of the Restructuring, or may elect not to effect the Restructuring at all or may elect to implement one or more Restructuring Transaction or to implement additional transactions. The Company currently intends to implement the Restructuring as of the Effective Date.



    The submission of the Plan to the stockholders for approval will not affect the Company's rights, under Massachusetts law, to dispose of less than substantially all of the Company's assets (including transfers of certain assets to one or more Subsidiaries) without stockholder approval. Therefore, even if the Restructuring is not approved by the stockholders, the Company may, if it determines it would be in the best interests of the stockholders, in the future implement certain Restructuring Transactions and transfer portions of its assets to Subsidiaries, other newly formed affiliated entities or third parties, without seeking stockholder approval unless otherwise required by law, on terms and for consideration as approved by the Board.


    SECTION 2.2 THIRD PARTY CONSENTS AND APPROVALS. It is currently planned that outstanding debt instruments, options, debentures, and warrants of the Company will remain obligations of the Company. Following the Restructuring, holders of debt, warrants, options and debentures of the Company will continue to hold the same instruments in the Company upon the same terms and conditions. The Subsidiaries of the Company will also have the authority to issue similar instruments and securities.


    Besides stockholder approval, the Restructuring and some or all of the Restructuring Transactions require third party approvals from federal, state and local regulators for the licenses or contracts granted thereby, as well as the consent of certain Company contractors, consultants, customers, and suppliers (referred to collectively as a "Third Party" or "Third Parties"). In particular, the Restructuring requires the consent of the Bank's principal lender, State Street Bank and Trust Company ("State Street"), both in its capacity as lender under the Company's line of credit, and also as bond trustee for the outstanding industrial revenue bonds collateralized by the Barnwell facility. State Street's consent to the Restructuring is a condition to the completion of the Restructuring. To the extent that certain Third Party consents to the Restructuring or a specific Restructuring Transaction are not be received by the Effective Date, the Board reserves the right to alter the structure of the Restructuring and the terms, structure and timing of a specific Restructuring Transaction.

                                  ARTICLE III
                             FEDERAL TAX TREATMENT

    SECTION 3.1 FEDERAL TAX ASPECTS. The Restructuring is intended to qualify as a tax-free contribution of capital by the Company to each Subsidiary under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE IV
                                 MISCELLANEOUS


    SECTION 4.1 BOARD OF DIRECTORS. The Board of Directors of each Subsidiary shall initially consist of certain members of the Company's Board and certain Company officers, and the officers of the Subsidiaries shall initially be the officers of the Company. The officers and directors of the Company are not expected to change as part of the Restructuring. Following the selection of the initial Board of Directors of each Subsidiary, the nomination of new Subsidiary directors will be the responsibility of the Company in its capacity as sole stockholder of each Subsidiary, and such Subsidiary Board of Directors will appoint officers for each Subsidiary. It is not expected that the Restructuring will immediately affect the overall management of the affairs and operations of the Company as presently conducted. The books and records of the Company and each Subsidiary will be maintained at the Company's principal place of business.



    SECTION 4.2 TERMINATION. The Plan and the Restructuring may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time before or after approval thereof by the stockholders of the Company, if the Board determines that (i) such termination is in the best interest of the stockholders, or (ii) the Board determines that the number of stockholders have indicated that they will exercise dissenters' rights under Massachusetts law would be sufficient, if such shares were purchased as a result of the appraisal process, to cause the Company a material financial hardship.



    SECTION 4.3 SPECIAL MEETING. The Board shall cause a Special Meeting of stockholders of the Company to be called so that the stockholders of the Company may vote on the adoption of the Plan.



    SECTION 4.4 ALLOCATION PROCEDURES. To the extent that, after the Restructuring, costs associated with (i) the Company, (ii) a Restructuring Transaction or (iii) with any Subsidiary's line of business, are to be allocated among such Subsidiary and the Company such costs may be allocated by the Board of the Company.

                      EXHIBIT A TO PLAN OF REORGANIZATION
                   CURRENT CORPORATE STRUCTURE OF THE COMPANY


                                     [LOGO]

                      EXHIBIT B TO PLAN OF REORGANIZATION
                CONTEMPLATED CORPORATE STRUCTURE OF THE COMPANY


                            [LOGO]

                                                                         ANNEX B

          EXCERPTS FROM CHAPTER 156B OF THE MASSACHUSETTS GENERAL LAWS

SECTION 76. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK

    A stockholder in any corporation which shall have voted to sell, lease or exchange all or substantially all its property and assets, or which shall have adopted any amendment of its articles of organization which adversely affects the rights of such stockholder, who objects to such action, in the manner provided in section eighty-six, shall be entitled, if such sale, lease or exchange shall have been consummated or such amendment shall have become effective, as the case may be, to demand payment for his stock from the corporation and an appraisal thereof in accordance with the provisions of sections eight-six to ninety-eight, inclusive, and such stockholder and the corporation shall have the rights and duties and follow the procedure set forth in those sections.

SECTION 86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

    The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eight-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eight-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock has or has its principal office in the commonwealth.

SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eight-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93. REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2) A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock. In the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                              NUCLEAR METALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints George J. Matthews and Robert E. Quinn, or either or them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Nuclear Metals, Inc. held of record by the undersigned on August 15, 1997, at the Special Meeting of Stockholders to be held on September 29, 1997, or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" proposals 1 and 2.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY
IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE

1)  To change the name of the Company to "Starmet Corporation."
   / /  For                / /  Withhold                / /  For All Except

2)  To approve the Plan of Reorganization of the Company.
   / /  For                / /  Against                 / /  Abstain

3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    Please be sure to sign and date this Proxy.     Date

    Stockholder sign here             Co-owner sign here